Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215405

PROSPECTUS

DLH HOLDINGS CORP.

1,022,695 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 1,022,695 shares of common stock of DLH Holdings Corp. by the selling stockholders identified in this prospectus. This prospectus relates solely to the resale of: (i) an aggregate of 298,834 shares of our common stock that we issued to certain of the selling stockholders identified in this prospectus in our rights offering completed in September 2016; (ii) an aggregate of 670,242 shares held by one of the selling stockholders identified in this prospectus which were issued in our acquisition of Danya International, LLC in May 2016; and (iii) an aggregate of 53,619 shares of common stock that are issuable upon the exercise of warrants to purchase common stock held by certain of the selling stockholders identified in this prospectus, which were issued in connection with our acquisition of Danya International, LLC in May 2016.

We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under this prospectus. Upon the cash exercise of the warrants covered by the registration statement of which this prospectus forms a part, we will receive cash of $199,998 upon payment of the exercise price of the warrants.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The NASDAQ Capital Market under the symbol “DLHC.”  On January 12, 2017, the closing sale price of our common stock on The Nasdaq Capital Market was $6.28 per share. You are urged to obtain current market quotations for the common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2017

TABLE OF CONTENTS

Prospectus Summary	1
The Offering	3
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	14
Use of Proceeds	15
Selling Stockholders	15
Plan of Distribution	18
Legal Matters	20
Experts	20
Where You Can Find More Information	20
Incorporation of Certain Documents by Reference	21

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “DLH” and the “Company” refer to DLH Holdings Corp. and its subsidiaries.
This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to 1,022,695 shares of our common stock, par value $0.001 per share. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders. This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling stockholders may, from time to time, sell or otherwise dispose of up to all of the shares of our common stock set forth above at any time or from time to time.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date. No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the “Risk Factors” section of this prospectus and in our Annual Report on Form 10-K for the year ended September 30, 2016, and in any future filings we may make that may be incorporated by reference herein. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 4 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

General

DLH Holdings Corp. is a full-service provider of professional healthcare and social services to government agencies including the Department of Veteran Affairs, Department of Health and Human Services, Department of Defense, and other government agencies. On May 3, 2016, we acquired Danya International, a provider of technology-enabled program management, consulting, and digital communications solutions. This expands our government services market coverage, with our primary focus on healthcare and social programs delivery and readiness.

DLH Solutions is our legacy business, employing over 1,250 skilled healthcare and support personnel, technicians, logisticians, and engineers at approximately 30 locations around the United States for various U.S. government customers. Our primary focus has been service members and veterans’ requirements for telehealth, pharmaceuticals, behavioral healthcare, medication therapy management, health IT commodities, process management, and healthcare delivery. With Danya now absorbed into our business, we have expanded our market coverage with over 140 skilled human services and healthcare professionals in approximately 29 states. Our capabilities include managing, monitoring, and supporting large-scale healthcare and human services programs for the Department of Health and Human Services (HHS). These new programs we manage ensure that education, health, and social standards are being achieved to ensure school readiness for underprivileged children. Prior to our acquisition, Danya’s single largest program was with the Office of Head Start Monitoring Support (OHS) project under HHS.

The foundations of our business offerings are now focused on three primary sources of revenue within the Federal health services market space, as follows:

•Defense and Veterans’ Health Solutions: We provides a wide range of healthcare services and delivery solutions to the Department of Veteran Affairs, US Army Medical Materiel Command and its subordinate US Army Medical Research Acquisition Activity, Navy Bureau of Medicine and Surgery, and the Defense Health Agency and Army Medical Command. Services provided to these customers comprise approximately 55% of our current business base.

•Human Services and Solutions: DLH provides a wide range of human services and solutions to the Department of Health and Human Services’ Office of Head Start and the Department of Homeland Security. Services provided to these customers comprise approximately 40% of our current business base.

•Public Health and Life Sciences: DLH provides a wide range of services to Department of Health and Human Services’ Center for Disease Control and Prevention, the Department of the Interior, and the Department of Agriculture. Services provided to these customers comprise approximately 5% of our current business base.

Acquisition of Danya International and Financing Arrangements

On May 3, 2016, we acquired 100% of the equity interests of Dayna International, LLC for a purchase price of $38.75 million plus transaction expenses. The acquisition was financed through a combination of borrowings of $30.0 million under our new senior credit facility with Fifth Third Bank, cash on hand of approximately $5.0 million, shares of common stock issued to the seller with a value of $2.5 million, and $2.5 million financed by the sale of subordinated notes to Wynnefield Capital. The acquisition of Danya is consistent with our growth strategy, which calls for expanding our government service offerings both organically and through mergers and acquisitions. As of September 30, 2016, the outstanding loan balance on the term loan was approximately $23.4 million, all prior draws under the revolving credit facility were repaid and the principal amount of $2.5 million of subordinated notes held by entities associated with Wynnefield Capital, Inc. were repaid.

    On July 1, 2016, we filed a registration statement on Form S-3 with the Securities and Exchange Commission for a rights offering in which our existing stockholders received non-transferable rights to purchase $2.65 million of additional shares of our common stock. Under the terms of the rights offering, we distributed, at no charge to the holders of our common stock as of the record date of August 19, 2016, non-transferable subscription rights for each share of common stock owned on the record date.  Each subscription right entitled the holder to purchase 0.06827 shares of our common stock at a price of $3.73 per share, resulting in the issuance of up to 710,455 shares of common stock. On September 30, 2016, we announced that we completed the rights offering and raised $2.65 million by selling 710,455 shares of our common stock at the $3.73 per share offering price. Officers and directors of DLH purchased an aggregate of 59,546 shares in the rights offering.  Further, in connection with the rights offering, on August 18, 2016, we entered into a standby purchase agreement with Wynnefield Capital, Inc. (“Wynnefield Capital”), which beneficially owned, prior to the rights offering, approximately 42% of our common stock through certain affiliated entities. Funds affiliated with Wynnefield Capital exercised their basic subscription rights and purchased a total of 298,834 shares of our common stock on the same terms as all other participants at $3.73 per share. The $2.5 million of subordinated notes we issued to these funds in May 2016, along with accrued and unpaid interest thereon, were repaid through proceeds from the rights offering.
Risks Associated with Our Business
Investing in our securities involves a high degree of risk. These risks are discussed more fully in the “Risk Factors” section of this prospectus. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus and in our other reports filed with the SEC, together with all of the other information contained in or incorporated by reference in this prospectus.

Corporate History

DLH Holdings Corp., a New Jersey corporation, provides government services both as a prime contractor as well as partnering with other government contractors. We were originally incorporated in 1969 as a payroll staffing company. Through several transactions, we have evolved considerably and in early 2010, we divested our commercial temporary staffing business and made the strategic decision to build our company around our wholly-owned government services subsidiary, DLH Solutions, Inc. On May 3, 2016, we acquired Danya International, LLC, a provider of technology-enabled program management, consulting, and digital communications solutions. Our principal executive offices are located at 3565 Piedmont Road, NE, Building 3- Suite 700, Atlanta, GA 30305. We maintain an Internet site at www.dlhcorp.com. The information on our website is not incorporated by reference into this prospectus and you should not consider it to be a part of this prospectus.

The Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Common stock offered by the selling stockholders:	1,022,695 shares of common stock.

Common stock outstanding before this offering:	11,241,614 Shares (1)

Common stock outstanding after this offering:	11,295,233 Shares (1)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering. However, if exercised for cash, we will receive proceeds of $199,999 from the exercise of warrants covered by the registration statement of which this prospectus forms a part. See “Use of Proceeds.”

Risk factors	Stockholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 4.

Nasdaq Capital Market trading symbol	Shares of our common stock are traded on the Nasdaq Capital Market under the symbol “DLHC.” The last reported sales price of our common stock on Nasdaq Capital Market on January 12, 2017 was $6.28.

(1) As of December 29, 2016. Does not include as of such date:

•
2,226,000 shares of common stock issuable upon the exercise of outstanding stock options, with exercise prices ranging from $.95 to $2.80 per share.  The weighted-average exercise price of the outstanding stock options is $1.43 per share;

•	53,619 shares of common stock issuable upon the exercise of outstanding warrants, with an exercise price of $3.73 per share;

•	and 1,000,000 shares reserved for future issuance under our 2016 Omnibus Equity Incentive Plan; and

The number of shares of common stock to be outstanding after the offering is based on the number of shares of common stock outstanding as of the date referenced in note 1 to this table and assumes the issuance of all of the shares offered hereby that may be issued upon the exercise of warrants held by the selling stockholders.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations or future prospects. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Our Industry

We depend on contracts with the Federal government for virtually all of our revenue and our business could be seriously harmed if the Federal government decreased or ceased doing business with us or changed its budgets or budgetary priorities.

Presently, we derive all of our revenue from agencies of the federal government, primarily as a prime contractor but also as a subcontractor to other Federal prime contractors. A major customer is defined as a customer from whom the Company derives at least 10% of its revenues. Our largest customer continues to be the VA, which comprised approximately 72% and 95% of revenue for the twelve months ended September 30, 2016 and 2015, respectively. Additionally, HHS represents a major customer, comprising 13% of revenue for the twelve months ended September 30, 2016, after taking into account the Danya acquisition. In addition, substantially all accounts receivable, including unbilled accounts receivable, are from agencies of the U.S. Government as of September 30, 2016 and 2015. Accordingly, we remain dependent upon the continuation of our relationships with the VA and HHS. We believe that the credit risk associated with our receivables is limited due to the creditworthiness of these customers.

As of September 30, 2016, awards from VA and HHS include anticipated periods of performance ranging from approximately one to four years. These agreements are subject to the Federal Acquisition Regulations, and there can be no assurance as to the actual amount of services that we will ultimately provide to the customers under these awards. While there can be no assurance as to the actual amount of services that we will ultimately provide to VA and HHS under its current contracts, we believe that our strong working relationships and our effective service delivery support ongoing performance for the contract term. Moreover, there is no guarantee that our customers, including the VA will extend existing contracts or that we will be the successful bidder on any new requests for proposals.

Because we derive all of our revenue from contracts with the Federal government, the success and development of our business will continue to depend on our successful participation in Federal government contract programs. In recent years past, we have seen frequent debates regarding the scope of funding of our customers, thereby leading to budgetary uncertainty for our Federal customers. Future instances of this uncertainty may result in reduced awards, postponements in procurement of services and delays in collection of payments, which may affect our results of operations. Therefore, period-to-period comparisons of our operating results may not be a good indication of our future performance. In the event the budgets or budgetary priorities of the U.S. Government entities with which we do business are delayed, decreased or underfunded, or one or more of our major programs are not continued, our consolidated revenues and results of operations could be materially and adversely affected.

Loss of our GSA schedule contracts or other contracting vehicles could impair our ability to win new business and perform under existing contracts.

We currently hold multiple GSA schedule contracts, including a Federal supply schedule contract for professional and allied healthcare services and the logistics worldwide services contract. If we were to lose one or more of these contracts or other contracting vehicles, we could lose a significant revenue source and our operating results and financial condition could be materially and adversely affected.

Our contract proposals and in many cases our invoices are subject to audits and investigations by U.S. Government agencies and unfavorable government audit results could force us to refund previously recognized revenues and could subject us to a variety of penalties and sanctions.

From time to time, U.S. Government representatives may audit our performance on and invoices submitted on our U.S. Government contract. Further, federal agencies can also audit and review our compliance with applicable laws, regulations and standards. Under these audits, if it is found that we incorrectly invoiced or invoiced work not performed or claimed hours to be performed that were not performed we would have to refund these amounts. Normally, these audits are performed throughout the year and as such if found represent a refund within the current year. However, the government may go further back in time than the present fiscal year and adjustments may result over one or more fiscal years. Additionally, as a government contractor, we are from time to time subject to inquiries and investigations of our business practices by the U.S. Government due to our participation in government contracts. We cannot assure you that any such inquiry or investigation will not have a material adverse effect on our results of operations, cash flows, and financial condition.

If a government audit uncovers illegal activities or activities not in compliance with a contract's terms or conditions, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. If we were suspended or debarred from contracting with the federal government generally or with any specific agency, if our reputation or relationships with government agencies were impaired, or if the government otherwise were to cease doing business with us or were to significantly decrease the amount of business it does with us, our revenue, cash flows and operating results would be materially adversely affected. If an audit determines that any of our administrative processes and systems do not comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts or collect our revenue in a timely manner. Therefore, an unfavorable outcome of an audit could cause actual results to differ materially and adversely from those anticipated. Moreover, if an audit determines that costs were improperly allocated to a specific contract, such amounts would not be reimbursed, and any such costs already reimbursed must be refunded and certain penalties may be imposed

We may experience fluctuations in our revenues and operating results from period to period.

Our profitable financial results depend upon increasing our revenue while managing costs and expense. Our quarterly revenue and operating results may fluctuate significantly and unpredictably in the future. We have expended, and will continue to expend, substantial resources to enhance our health services offerings and expansion into the Federal health market. We may incur growth expenses before new business revenue is realized, thus showing lower profitability in a particular period or consecutive periods. We may be unable to achieve desired levels of revenue growth due to circumstances that are beyond our control, as already expressed regarding competition, government budgets, and the procurement process in general. Although we continue to manage our operating costs and expenses, there is no guarantee that we will increase future revenue and profit in any particular future period. Revenue levels achieved from our customers, the mix of solutions that we offer and our performance on future contracts will affect our financial results.

Future legislative or government budgetary and spending changes could negatively impact our business.

U.S. Government programs are subject to annual congressional budget authorization and appropriation processes. For many programs, Congress appropriates funds on a fiscal year basis even though the program performance period may extend over several years. Consequently, programs are often partially funded initially and additional funds are committed only as Congress makes further appropriations. Further, congressional seats may change during election years, and the balance of spending priorities may change along with them. The election of a new President of the United States could also change Federal spending priorities. These potential shifts in spending priorities could result in lower funding for our VA and Head Start programs.

Our growth into government markets may be impacted by measures in place since March 2013, when the federal government began operating under sequestration required by the Budget Control Act of 2011 (BCA). Under sequestration, reductions in both defense and civil agency expenditures have taken place in each of the government’s fiscal years since 2013 and, unless the BCA is amended or repealed, will continue through the government’s Fiscal Year 2021. VA programs, which accounted for approximately 72% and 95% of our revenue for the fiscal years ended September 30, 2016 and 2015, respectively, were exempt from the spending caps established under Federal government sequestration targets enacted in 2013.

A final federal FY2017 budget was not passed into law prior to October 1, 2016. Consequently, a continuing resolution (CR), H.R.5325 Continuing Appropriations and Military Construction, Veterans Affairs, and Related Agencies Appropriation Act, 2017, and Zika Response and Preparedness Act was passed into law on September 29, 2016. This CR provides full-year fiscal 2017 funding for the VA and military construction projects. The measure gives VA officials $74.4 billion in discretionary spending next year, a nearly 4 percent increase over fiscal 2016. The CR freezes spending at fiscal 2016 levels with an additional across-the-board cut of nearly 0.5 percent. On December 10, 2016, a further CR was signed into law to continue funding for federal programs and services until April 28, 2017. To continue operating after the April 28, 2017 expiration date, Congress will need to pass, and the President will need to sign, a new CR or more comprehensive budget bill. We do not believe these measures will have a material impact on our current business base for fiscal year 2017, however, any delays in addressing funding may delay the timing of awards for new business, which could result in a significant loss of revenue.

The U.S. Government contract bid process is highly competitive, complex and sometimes lengthy, and is subject to protest and implementation delays.

Many of our contracts and task orders with the Federal government are awarded through a competitive bidding process, which is complex and sometimes lengthy. We expect that much of the business that we will pursue in the foreseeable future will continue to be awarded through competitive bidding. Many of our competitors are larger and have greater resources than we do, larger client bases and greater brand recognition. Our competitors, individually or through relationships with third parties, may be able to provide clients with different or greater capabilities or benefits than we can provide. If we are unsuccessful in competing with these other companies, our revenues and margins may materially decline.

This competitive bidding process presents a number of risks, including the following: (i) we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win, and to defend those bids through any protest process; (ii) we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and (iii) we may encounter expenses and delays if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of awarded contracts. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. The termination or non-renewal of any of our significant contracts could cause our actual results to differ materially and adversely from those anticipated.

If a bid is won and a contract awarded, there still is the possibility of a bid protest or other delays in implementation. Our business could be adversely affected by delays caused by our competitors protesting major contract awards received by us, resulting in the delay of the initiation of work. It can take many months to resolve protests by one or more of our competitors of contract awards we receive. The resulting delay in the startup and funding of the work under these contracts may cause our actual results to differ materially and adversely from those anticipated, and there can be no assurance that such protest process or implementation delays will not have a material adverse effect on our financial condition or results of operations in the future.

Our business may suffer if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our clients.

Many federal government contracts require us to have security clearances and employ personnel with specified levels of education, work experience and security clearances. Depending on the level of clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees lose or are unable to obtain necessary security clearances, we may not be able to win new business and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could cause our results to differ materially and adversely from those anticipated.
Our business is regulated by complex federal procurement laws and regulations, and we are subject to periodic compliance reviews by governmental agencies.
We must comply with complex laws and regulations relating to the formation, administration, and performance of federal government contracts. These laws and regulations create compliance risk and affect how we do business with our federal agency clients, and may impose added costs on our business. The government may in the future reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts.
Our performance on our U.S. Government contracts and our compliance with applicable laws and regulations, including submission of invoices to our customers, are subject to audit by the government. The scope of any such audits could span multiple fiscal years. If a government review or investigation uncovers illegal activities or activities not in compliance with a particular contract's terms or conditions, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with Federal government agencies. Any of these events could lead to a material reduction in our revenues, cash flows and operating results. Further, as the reputation that we have established and currently maintain with government personnel and agencies is important to our ability to maintain existing business and secure new business, damage to our reputation could have a material adverse effect on our revenue and operating results.
U.S. Government contracts may be terminated at will and we may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods below the levels anticipated.
Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. The U.S. Government may modify, curtail or terminate its contracts and subcontracts for convenience and to the extent that a contract award contemplates one or more option years, the Government may decline to exercise such option periods. Accordingly, the maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenue that we will realize under that contract. Due to our dependence on these programs, the modification, curtailment or termination of our major programs or contracts may have a material adverse effect on our results of operations and financial condition. In addition, our contracts may only be partially funded at any point during their term, and some of the work intended to be performed under such contracts may remain unfunded pending subsequent appropriations of funds to the contract by the procuring agency. Our backlog consists of funded backlog, which is based on amounts actually committed by a client for payment for goods and services, and unfunded backlog, which is based upon management's estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially and adversely from those anticipated.
Our business growth and profitable operations require that we develop and maintain strong relationships with other contractors with whom we partner or otherwise depend.
We may enter into future teaming ventures with other companies, which carry risk in regards to maintaining strong, trusted working relationships in order to successfully fulfill contract obligations. Teaming arrangements may include being engaged as a subcontractor to a prime contractor, engaging a subcontractor on a contract for which we are the prime contractor, or entering into a joint venture with another company. We may lack control over fulfillment of such contracts, and poor performance on the contract could impact our customer relationship, even if we perform as required. We expect to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Our revenue and operating results could differ materially and adversely from those anticipated if any such prime contractor or teammate choses to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.
Our employees, or those of our teaming partners, may engage in misconduct or other improper activities which could harm our business.
We are exposed to risk from misconduct or fraud by our employees, or employees of our teaming partners. Such violations could include intentional disregard for Federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses, or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information and result in a serious harm to our reputation. While we have appropriate policies in effect to deter illegal activities and promote proper conduct, it is not always possible to deter employee misconduct. Precautions to prevent and detect this activity may not be effective in controlling such risks or losses, which could materially and adversely affect our business, results of operations, financial condition, cash flows, and liquidity.
Our profits and revenues could suffer if we are involved in legal proceedings, investigations and disputes.
We are exposed to legal proceedings, investigations and disputes. In addition, in the ordinary course of our business we may become involved in legal disputes regarding personal injury or employee disputes. While we provision for these types of incidents through commercial third party insurance carriers, we often defray these types of cost through higher deductibles. Any unfavorable legal ruling against us could result in substantial monetary damages by losing our deductible portion of carried insurance. We maintain insurance coverage as part of our overall legal and risk management strategy to lower our potential liabilities. If we sustain liabilities that exceed our insurance coverage or for which we are not insured, it could have a material adverse impact on our results of operations, cash flows and financial condition, including our profits, revenues and liquidity.
We are dependent upon certain of our management personnel and do not maintain “key personnel” life insurance on our executive officers.
Our success to date has resulted in part from the significant contributions of our executive officers. Our executive officers are expected to continue to make important contributions to our success. Currently, certain of our officers are under employment contracts. However, we do not maintain “key person” life insurance on any of our executive officers. Loss for any reason of the services of our key personnel could materially affect our operations.
We may not be fully covered by the insurance we procure and our business could be adversely impacted if we were not able to renew all of our insurance plans.

Although we carry multiple lines of liability insurance (including coverage for medical malpractice and workers’ compensation), they may not be sufficient to cover the total cost of any judgments, settlements or costs relating to any present or future claims, suits or complaints. If we are unable to secure renewal of our insurance contracts or the renewal of such contracts with favorable rates and with competitive benefits, our business could be adversely affected. In addition, sufficient insurance may not be available to us in the future on satisfactory terms or at all. The placement of our employees at customer locations increases our potential liability for negligence and professional malpractice and such liabilities may not become immediately apparent. Any increase in our costs of insurance will impact our profitability to the extent that we cannot offset these increases into our costs of services. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, our business, financial condition, results of operations and liquidity could be materially adversely affected.

Our financial condition may be affected by increases in employee healthcare claims and insurance premiums, unemployment taxes and workers’ compensation claims and insurance rates.

Our current workers’ compensation and medical plans are partially self-funded insurance programs. We currently pay base premiums plus actual losses incurred, not to exceed certain individual and aggregate stop-loss limits. In addition, our health insurance premiums, state unemployment taxes and workers’ compensation rates are in large part determined by our claims experience. These categories of expenditure comprise a significant portion of our direct costs. If we experience a large increase in claim activity, our direct expenditures, health insurance premiums, unemployment taxes or workers’ compensation rates may increase. Although we employ internal and external risk management procedures in an attempt to manage our claims incidence and estimate claims expenses and structure our benefit contracts to provide as much cost stability as reasonably possible given the self-funded nature of our plans, we may not be able to prevent increases in claim activity, accurately estimate our claims expenses or pass the cost of such increases on to our clients. Since our ability to incorporate such increases into our fees to our clients is constrained by contractual arrangements with our clients, a delay could occur before such increases could be reflected in our fees, which may reduce our profit margin. As a result, such increases could have a material adverse effect on our financial condition, results of operations and liquidity.

If we are unable to attract qualified personnel, our business may be negatively affected.
We rely heavily on our ability to attract and retain qualified professionals and other personnel who possess the skills, experience and licenses necessary in order to provide our solutions for our assignments. Our business is materially dependent upon the continued availability of such qualified personnel. Our inability to secure qualified personnel would have a material adverse effect on our business. The cost of attracting qualified personnel and providing them with attractive benefits packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our clients, our profitability could decline. Moreover, if we are unable to attract and retain qualified personnel, the quality of our services may decline and, as a result, we could lose clients.
We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.
Due to the requirements of the Sarbanes-Oxley Act of 2002, we spend an increasing amount of management’s time and resources (both internal and external) to comply with changing laws, regulations and standards relating to corporate governance and public disclosures. This compliance requires management’s annual review and evaluation of our internal control systems. This process has caused us to engage outside advisory services and has resulted in additional accounting and legal expenses. We may encounter problems or delays in completing these reviews and evaluation and the implementation of improvements. If we are not able to timely comply with the requirements set forth in the Sarbanes-Oxley Act of 2002, we might be subject to sanctions or investigation by regulatory authorities. Any such action could materially adversely affect our business and our stock price.
We are highly dependent on the proper functioning of our information systems.
We are highly dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations match employee resources with client assignments and track regulatory credentialing. They also perform payroll, billing and accounts receivable functions. While we have multiple back up plans for these types of contingencies, our information systems are vulnerable to fire, storm, flood, power loss, telecommunication outages, physical or software break-ins and similar events. If our information systems become inoperable, or are otherwise unavailable, these functions would have to be accomplished manually, which in turn could impact our financial viability, due to the increased cost associated with performing these functions manually.

Our systems and networks may be subject to cybersecurity breaches.

Many of our operations rely heavily upon technology systems and networks to receive, input, maintain and communicate participant and client data pertaining to the programs we manage. If our systems or networks were compromised by a security breach, we could be adversely affected by losing confidential or protected information of program participants and clients, and we could suffer reputational damage and a loss of confidence from prospective and existing clients. Similarly, if our internal networks were compromised, we could be adversely affected by the loss of proprietary, trade secret or confidential technical and financial data. The loss, theft or improper disclosure of that information could subject the Company to sanctions under the relevant laws, lawsuits from affected individuals, negative press articles and a loss of confidence from our government clients, all of which could adversely affect our existing business, future opportunities and financial condition.

We may have difficulty identifying and executing acquisitions on favorable terms and therefore may grow at slower than anticipated rates.

One of our potential paths to growth is to selectively pursue acquisitions. Through acquisitions, we expect to be able to expand our base of federal government customers, increase the range of solutions we offer to our customers and deepen our penetration of existing markets and customers. We may not identify and execute suitable acquisitions. To the extent that management is involved in identifying acquisition opportunities or integrating new acquisitions into our business, our management may be diverted from operating our core business. Without acquisitions, we may not grow as rapidly as expected, which could cause our actual results to differ materially and adversely from those anticipated.

We may encounter other risks in executing our acquisition strategy, including:

•	increased competition for acquisitions may increase the costs of our acquisitions;

•
non-discovery or non-disclosure of material liabilities during the due diligence process, including omissions by prior owners of any acquired businesses or their employees in complying with applicable laws or regulations, or their inability to fulfill their contractual obligations to the federal government or other customers; and

•	acquisition financing may not be available on reasonable terms or at all.

Any of these risks could cause our actual results to differ materially and adversely from those anticipated.

We may have difficulty integrating the operations of companies we acquire, which could cause actual results to differ materially and adversely from those anticipated.

The success of our acquisition strategy will depend upon our ability to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. Integration difficulties may also include the alignment of personnel with disparate business backgrounds, the transition to new information systems, coordination of geographically dispersed organizations, loss of key employees of acquired companies, and reconciliation of different corporate cultures. For these or other reasons, we may be unable to retain key customers of acquired companies. Moreover, any acquired business may not generate the revenue or net income we expected or produce the efficiencies or cost-savings we anticipated. Any of these outcomes could cause our actual results to differ materially and adversely from those anticipated.

If our subcontractors do not perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially and adversely from those anticipated.

Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers. Unsatisfactory performance by one or more of our subcontractors to deliver on a timely basis the agreed-upon supplies, perform the agreed-upon services, or appropriately manage their vendors may materially and adversely impact our ability to perform our obligations as a prime contractor.  A subcontractor’s performance deficiency could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of re-procurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders. Depending upon the level of problem experienced, such problems with subcontractors could cause our actual results to differ materially and adversely from those anticipated.

We have incurred new debt in connection with our recent acquisition and we must make the scheduled principal and interest payments on the facility and maintain compliance with other debt covenants.

On May 2, 2016, we entered into a loan agreement with Fifth Third Bank under which the bank agreed to provide (i) a $25.0 million senior secured term loan, the term loan, with a five-year maturity date and (ii) a two-year revolving loan facility in an aggregate amount of up to $10.0 million, the revolving loan facility. Upon closing, we received the full $25.0 million under the term loan and drew $5.0 million from the revolving loan facility. The loan is secured by all of our assets. Interest on the loan accrues at the rate of LIBOR plus 3.0% per annum. As of September 30, 2016, the outstanding loan balance on the term loan was approximately $23.4 million and all prior draws under the revolving credit facility were repaid.

The loan agreement requires compliance with a number of financial covenants and contains restrictions on our ability to engage in certain transactions. Among other matters, we must comply with limitations on: granting liens; incurring other indebtedness; maintenance of assets; investments in other entities and extensions of credit; mergers and consolidations; and changes in nature of business. Also, the loan agreement requires us to comply with certain financial covenants including a minimum fixed charge coverage ratio and a Funded Indebtedness to Adjusted EBITDA ratio. In addition to monthly payments of the outstanding indebtedness, the loan agreement also requires prepayments of a percentage of excess cash flow, as defined in the loan agreement. Accordingly, a portion of our cash flow from operations will be dedicated to the repayment of our indebtedness.

The loan agreement provides for customary events of default following which the bank may, at its option, terminate the commitments under the loan agreement, stop making additional credit available, declare amounts outstanding, including principal and accrued interest and fees, payable immediately, and enforce any and all rights and interests of the lenders. The defined events of default include, among other things, a payment default, covenant default or defaults on other indebtedness or judgments in excess of a stipulated amount, change of control events, suspension or disbarment from contracting with the federal government and the material inaccuracy of our representations and warranties. If we are unable to make the scheduled principal and interest payments on the loan agreement or maintain compliance with other debt covenants, we may be in default under the loan agreement, which would likely have a material adverse effect on our business, financial condition and results of operations.

We have a substantial amount of goodwill on our balance sheet. Future write-offs of goodwill may have the effect of decreasing our earnings or increasing our losses.

We have previously obtained growth through acquisitions of other companies and businesses. Under existing accounting standards, we are required to periodically review goodwill assets for possible impairment. In the event that we are required to write down the value of any assets under these pronouncements, it may materially and adversely affect our earnings.

We have a significant amount of net operating loss carry forwards which we may not be able to utilize in certain circumstances.

At September 30, 2016, we had net operating losses, or NOLs, of approximately $36 million and $3.6 million for U.S. and state tax return purposes, respectively. Our U.S. NOLs begin to expire in 2021 and continue to expire through 2033. Due to our recent trend of positive operating results, in the fiscal year ended September 30, 2016 we realized a $0.9 million net tax benefit related to the release of a portion of our valuation allowance, to reflect the amount of our deferred tax asset that we expect to realize in future years. This release is based upon our current estimate of future taxable earnings based on results generated through the fiscal year ended September 30, 2016. As a result of our non-cash valuation allowance release during our fiscal year ended September 30, 2016, our U.S. tax provision expense in future periods may be at a higher effective tax rate, which will reduce our net income (or loss) and earnings (or loss) per share by a greater amount than it has in the past. Further, our ability to utilize our NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We would undergo an ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of our common stock, or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. While the offering of our stock pursuant to this prospectus is not expected to result in an ownership change, it may increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Internal Revenue Code in the future, which would limit our ability to use any NOL carryforwards as described above.

Risks Relating to the Ownership of Our Common Stock

The price of our common stock is volatile and may suffer a decline in value.

The market price of our common stock is subject to fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things:

•	actual or anticipated variations in our operating results and cash flow;

•	the nature and content of our earnings releases, and our competitors’ earnings releases;

•	changes in financial estimates by securities analysts;

•	business conditions in our markets and the general state of the securities markets and the market for similar stocks;

•	the number of shares of our common stock outstanding;

•	our ability to stay in compliance with credit facility covenants;

•	conditions of our competitors and of our current and desired clients;

•	the impact of our ability to effectively implement acquisitions, investments, joint ventures and divestitures that we may undertake;

•	changes in capital markets that affect the perceived availability of capital to companies in our industry;

•	governmental legislation or regulation;

•	the impact of litigation, government investigations or customer or other disputes on our operating performance and future prospects; and

•	general economic and market conditions, such as recessions.

In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

The sale of substantial amounts of our common stock, including the sale of the shares included in this prospectus, could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including, as September 30, 2016 a total of (A) 2,226,000 shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock under our stock incentive plans and (B) 53,619 shares of common stock which may be issued upon the exercise of presently exercisable warrants, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. Additional options and other equity awards may also be granted under our incentive plans. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital.

Since we have not paid dividends on our common stock, you cannot expect dividend income from an investment in our common stock.

We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. Future potential lenders may prohibit us from paying dividends without its prior consent. Therefore, holders of our common stock may not receive any dividends on their investment in us. We plan to continue to utilize all earnings, if any, to finance the development and expansion of our business.

We may issue preferred stock with rights senior to our common stock, which may adversely impact the voting and other rights of the holders of our common stock.

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company, which could have the effect of discouraging bids for our Company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, in order to discourage or delay a change of control of our Company, we may do so in the future. In addition, we may determine to issue preferred stock in connection with capital raising efforts and the terms of the stock so issued could have special voting rights or rights related to the composition of our Board.

The exercise of our outstanding options and warrants may depress our stock price and dilute your ownership of the company.

As of September 30, 2016, the following options and warrants were outstanding:

•
Stock options to purchase 2,226,000 shares of common stock at exercise prices ranging from $0.95 to $2.80 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is $1.43 per share.

•	Warrants to purchase 53,619 shares of common stock with an exercise price of $3.73 per share.

To the extent that these securities are exercised, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of these securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by those securities.

Anti-takeover provisions in our Articles of Incorporation make a change in control of our company more difficult.

The provisions of our Articles of Incorporation and the New Jersey Business Corporation Act, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our common stock. Among other things, these provisions:

•	require certain supermajority votes; and

•	establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders’ proposals to be considered at shareholders' meetings.

In addition, the New Jersey Business Corporation Act contains provisions that, under certain conditions, prohibit business combinations with 10% shareholders and any New Jersey corporation for a period of five years from the time of acquisition of shares by the 10% shareholder. The New Jersey Business Corporation Act also contains provisions that restrict certain business combinations and other transactions between a New Jersey corporation and 10% shareholders.
Our executive officers, directors and significant stockholders will be able to influence matters requiring stockholder approval.

As of September 30, 2016, our executive officers, directors and largest shareholder (Wynnefield Capital, Inc. and its affiliates) own approximately 52% of our outstanding common stock. Within this amount, Wynnefield Capital, Inc. and its affiliates own approximately 42% of our outstanding common stock. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of our common stock. In addition, persons associated with Wynnefield Capital, Inc. currently serve on our board of directors. As a result of this share ownership and relationship, our largest stockholder will be able to influence the affairs and actions of our company, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of our principal stockholders may differ from the interests of the other stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Certain statements made in this prospectus and in the documents incorporated by reference are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	the effects of future legislative or government budgetary and spending changes;

•	the use of a substantial portion of our existing cash resources in our recent acquisition;

•	incurrence of a substantial amount of debt with increased interest expense and amortization demands, compliance with new bank financial and other covenants,

•	delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests

•	difficulties in integrating acquired businesses;

•	the outcome of reviews or audits, which might result in financial penalties and reduce our ability to respond to invitations for new work;

•	a failure to comply with laws governing our business, which might result in our being subject to fines, penalties and other sanctions;

•	our failure to successfully bid for and accurately price contracts to generate our desired profit;

•	our ability to maintain relationships with key government entities or prime contractors or joint venture partners, from whom a substantial portion of our revenue is derived;

•	the ability of government customers to terminate contracts on short notice, with or without cause;

•	our ability to manage capital investments and up-front costs incurred before we receive related contract payments;

•	our ability to maintain technology systems and otherwise protect confidential or protected information;

•	our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face; and

•	other factors, including those discussed in “Risk Factors” in this prospectus and incorporated by reference into this prospectus.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus under the heading “Risk Factors,” and in any documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. For information about the selling stockholders, see “Selling Stockholders.” A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase common stock. Upon any exercise for cash of the warrants, the selling stockholder will pay us the exercise price of the warrants. If all of the warrants are exercised for cash by the selling stockholders, we would receive up to approximately $199,998 in gross proceeds. We will use any cash we receive upon the exercise of the warrants for general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under the Securities Act. The shares of common stock covered by this prospectus consist of a total of 1,022,695 shares of common stock held by the selling stockholders, including shares issuable upon exercise of warrants.

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests. When we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring collectively to the shares of our common stock sold to the selling stockholders, unless otherwise indicated.

Summary

Set forth below is a summary of the circumstances that led to the issuance to the listed selling stockholders of the shares of common stock registered hereby.

On May 3, 2016, we acquired Danya International, LLC pursuant to a definitive Equity Purchase Agreement dated May 3, 2016 among us, Danya, DI Holdings, Inc. and certain equity holders thereof. The acquisition was completed on May 3, 2016 and Danya became a direct, wholly-owned subsidiary of DLH on such date. At the closing of the acquisition, we paid a total purchase price of $38,750,000 comprised of cash in the amount of $36,250,000 and issued to DI Holdings, LLC a total of 670,242 restricted shares of our common stock, which were valued at $2.5 million in the aggregate. After giving effect to the issuance of the shares of common stock issued at closing, DI Holdings became the beneficial owner of approximately 6.5% of our outstanding shares of common stock. The purchase agreement with Danya provided for restrictions on the resale of the shares issued to DI Holdings and piggyback registration rights covering such shares. More specifically, DI Holdings agreed that during the period commencing 6 months after the closing of the acquisition and terminating eighteen months later, during any calendar month, it may not sell more than the greater of (i) 1/18th of the aggregate number of shares of common stock issued to it at the closing, or (ii) 10% of the total trading volume of our common stock for the previous calendar month, subject to customary exceptions.

We funded the cash purchase price and the costs and expenses of the acquisition through a combination of cash on hand, a new credit facility provided by Fifth Third Bank and a subordinated loan from funds affiliated with Wynnefield Capital, Inc. Wynnefield Capital beneficially owns approximately 42% (4,377,286 total shares) (excluding warrants held by Wynnefield Capital) of our outstanding shares of common stock as of the date on which the registration statement of which this prospectus forms a part was filed. In May 2016, we entered into a note purchase agreement with funds affiliated with Wynnefield Capital in connection with our acquisition of Danya International, pursuant to which the affiliated funds purchased from us subordinated notes in the aggregate principal amount of $2.5 million. The notes issued to the subordinated lenders matured on the earlier of the 66-month anniversary of issuance or our completion of an equity financing transaction, including a rights offering, resulting in at least $2.5 million of gross proceeds. We also agreed to use our best efforts to effect a rights offering for at least $2.5 million, in order to generate the proceeds to retire the subordinated notes. In partial consideration for the subordinated loan, we issued to the funds affiliated with Wynnefield Capital warrants to purchase an aggregate of 53,619 shares of common stock. These warrants are exercisable for five years at an initial exercise price equal to $3.73. The initial exercise price of the warrants is subject to adjustment for certain customary events and includes weighted average anti-dilution protection for future issuances by us, subject to certain exclusions.

On July 1, 2016, we filed a registration statement on Form S-3 with the Securities and Exchange Commission for a rights offering in which our existing stockholders would receive non-transferable rights to purchase $2.65 million of additional shares of our common stock. The registration statement for the rights offering was declared effective on August 18, 2016 by the Securities and Exchange Commission. We completed the rights offering on September 30, 2016 and raised $2.65 million by selling 710,455 shares of our common stock at the $3.73 per share offering price. As a result, the total number of shares of our common stock outstanding as of the completion of the rights offering was approximately 11,140,364 shares.

In connection with the rights offering, on August 18, 2016, we entered into a standby purchase agreement with Wynnefield Capital pursuant to which it (or one or more affiliated assignees) agreed to purchase shares of common stock not otherwise purchased by shareholders in the rights offering pursuant to their basic subscription right and over-subscription privilege, up to a maximum amount of $2.5 million (or 670,241 shares). Funds affiliated with Wynnefield Capital exercised their basic subscription rights in the rights offering and purchased a total of 298,834 shares of our common stock on the same terms as all other participants at $3.73 per share. We were notified by our subscription agent that the rights offering was oversubscribed and accordingly, Wynnefield Capital was not required to purchase additional shares pursuant to the standby purchase agreement. A portion of the subscription price of the shares purchased by funds affiliated with Wynnefield Capital in the rights offering was set-off against the $2.5 million of subordinated notes issued by us in May 2016 to such funds, and the remaining principal amount of these notes, along with accrued and unpaid interest thereon, were repaid from the proceeds of the rights offering. In connection with the rights offering, shares issued to Wynnefield Capital and its affiliated purchasers were deemed restricted securities and were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

In addition, at the closing of the rights offering and in accordance with the standby purchase agreement, we entered into a registration rights agreement with entities affiliated with Wynnefield Capital and agreed, at our cost and expense, to register for resale under the Securities Act, all of the shares of common stock purchased by Wynnefield Capital (and its affiliated entities) in the rights offering and which may be acquired upon exercise of the warrants issued to these entities on May 2, 2016. Under this agreement, we agreed to file a registration statement with the SEC within 90 days of closing of the rights offering. The registration statement, of which this prospectus forms a part, was filed to satisfy our obligations to Wynnefield Capital and its affiliated entities.

Selling Stockholders Table

The table below sets forth, to our knowledge, information about the selling stockholders as of the dates specified in the footnotes to the table. The shares offered for resale under this prospectus are being registered for resale by the selling stockholders, or the transferees of such selling stockholders. Such persons may resell from time to time all, a portion, or none of such shares. In addition, the selling stockholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes all shares of the selling stockholders being offered pursuant to this prospectus, as well as all options or other derivative securities which are exercisable within 60 days, including warrants held by a selling stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

More specifically, the following table sets forth as to each selling stockholder:

•                  the number of shares of our common stock that the selling stockholder beneficially owned prior to offering for resale any shares of our common stock being registered by the registration statement of which this prospectus is a part;
•                  the number of shares of our common stock that may be offered for resale for each selling stockholder’s accounts under this prospectus, including the number of such shares that may be offered by the selling stockholders which are issuable upon the exercise of warrants; and
•                  the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling stockholder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. The selling stockholders may sell all, some or none of the common stock being offered pursuant to this prospectus.

This table and the information in the notes below are based upon information supplied by the selling stockholders, including reports and amendments thereto filed with the SEC on Schedule 13D or Schedule 13G. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the shares in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their shares. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described in this section, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

	Shares of Common Stock Beneficially	Number of Shares of Common	Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder (1)	Offering Owned Prior to Offering	Stock Offered	Number	Percentage

Wynnefield Partners Small Cap Value, L.P (3)(6)	1,254,626	96,741	1,157,885	10.3%

Wynnefield Partners Small Cap Value, L.P. I (4)(6)	2,273,432	168,878	2,104,554	18.7%

Wynnefield Small Cap Value Offshore Fund, Ltd. (5)(7)	1,050,194	77,153	973,041	8.6%

Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (8)	151,487	9,681	141,806	*

DI Holdings, Inc. (9)	670,242	670,242	0	0%

*	Less than one percent
#	Percentage ownership is based on 11,241,614 shares of common stock outstanding as of January 9, 2017 and is determined in accordance with Rule 13d-3 of the Exchange Act.
(1)
The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Based upon Schedule 13D as amended and Form 4 as amended from time to time as filed by the selling stockholder.

(2)	Assumes the sale of all shares being offered in this prospectus.
(3)	Includes warrants to purchase 17,694 shares of common stock.
(4)	Includes warrants to purchase 25,201 shares of common stock.
(5)	Includes warrants to purchase 10,724 shares of common stock.
(6)
Wynnefield Capital Management, LLC (“WCM”) is the sole general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Partnership and Partnership-I beneficially own. WCM, as the sole general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, has the sole power to direct the voting and disposition of the Common Stock that Partnership and Partnership-I beneficially own. Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that WCM may be deemed to beneficially own. Each of Messrs. Obus and Landes, as co-managing members of WCM, share the power to direct the voting and disposition of the shares of Common Stock that WCM may be deemed to beneficially own.

(7)
Wynnefield Capital, Inc. (“WCI”) is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd. and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that Wynnefield Small Cap Value Offshore Fund, Ltd. beneficially owns. WCI, as the sole investment manager of the Wynnefield Small Cap Value Offshore Fund, Ltd., has the sole power to direct the voting and disposition of the Common Stock that it beneficially owns. Messrs. Obus and Landes are executive officers of WCI and, accordingly, each may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Common Stock that WCI may be deemed to beneficially own. Messrs. Obus and Landes, as executive officers of WCI, share the power to direct the voting and disposition of the shares of Common Stock that WCI may be deemed to beneficially own.

(8)
Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”) is an employee profit sharing plan. Messrs. Obus and Landes are the co-trustees of the Plan and accordingly, Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the shares of Common Stock that the Plan may be deemed to beneficially own. Each of Messrs. Obus and Landes, as the trustees of the Plan, shares with the other the power to direct the voting and disposition of the shares of Common Stock beneficially owned by the Plan.

(9)
DI Holdings, Inc. is the record owner of the shares being offered by DI Holdings in this prospectus. As the sole director, chief executive officer and majority owner of DI Holdings, Inc., Jeffrey Hoffman may be deemed to beneficially own the shares of Common Stock held by DI Holdings, Inc. and as such has voting and investment discretion of these securities. In addition, pursuant to the purchase agreement, Dr. Jeffrey Hoffman, the majority equity owner, and an officer and director, of DI Holdings, LLC, entered into a consulting agreement with us pursuant to which he will provide transition consulting services for up to two years and receive a monthly consulting fee of $10,000. Dr. Hoffman also entered into a non-compete agreement under which he is subject to non-competition and non-solicitation covenants.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                       block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•                       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•                       an exchange distribution in accordance with the rules of the applicable exchange;
•                       privately negotiated transactions;
•                       short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•                       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•                       broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•                       a combination of any such methods of sale; and
•                       any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. Each selling stockholder has also advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities by this prospectus will be passed upon for us by Becker & Poliakoff LLP. Principals of Becker & Poliakoff LLP own shares of our common stock.

EXPERTS

The financial statements of DLH Holdings Corp. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2016, have been so incorporated in reliance on the report of Withum Smith + Brown, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Danya International LLC incorporated in this prospectus by reference to the Amendment No. 1 to Current Report on Form 8-K filed by DLH Holdings Corp. on June 30, 2016, have been so incorporated in reliance on the report of Aronson & Company, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement in accordance with the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information. We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, along with the registration statement, including the exhibits and schedules thereto, may be inspected at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

We also maintain an Internet website at www.dlhcorp.com which can be used to access free of charge, through the investor relations section, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC and all such reports of ours going forward. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Current Report on Form 8-K/A filed on June 30, 2016;

•	our Annual Report on Form 10-K for the year ended September 30, 2016;

•	our Current Reports on Form 8-K or Form 8-K/A (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) dated October 4, 2016 and November 4, 2016;

•	our definitive proxy statement on Schedule 14A; filed on December 29, 2016; and

•	our Form 8-A filed on April 27, 1990.

We are also incorporating by reference any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or in any other filing where we indicate that such information is being furnished and not “filed” under the Exchange Act, is not deemed to be filed and not incorporated by reference herein. A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address:

DLH Holdings Corp.
Chief Financial Officer
3565 Piedmont Road, NE
Building 3- Suite 700
Atlanta, GA 30305

(678) 935-1520

Copies of these filings are also available at no cost on our website, www.dlhcorp.com or from the SEC through the SEC’s website at the web address provided under the heading “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.